EXHIBIT 10.34

SECOND AMENDMENT
TO THE
HANCOCK FABRICS, INC.
SUPPLEMENTAL RETIREMENT BENEFIT PLAN

This Amendment to the Hancock Fabrics, Inc. Supplemental Retirement Benefit Plan, as amended (the “Plan”), made by Hancock Fabrics, Inc. (the “Company”) as of the _____ day of __________, 2011;

WHEREAS, the Company maintains the Plan to provide supplemental retirement benefits to certain eligible employees;

WHEREAS, all benefits under the Plan were frozen as of December 31, 2008;

WHEREAS, the Company now desires to amend the Plan to clarify certain provisions of the Plan and for certain other purposes;

The Plan is hereby amended, effective as of _______, 2011, as follows:

1.	Section 4.9 is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“The Plan shall at all times be interpreted and operated in good faith compliance in accordance with the requirements of Section 409A.  Any action that may be taken (and, to the extent possible, any action actually taken) by the Company or the Administrative Committee shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A.  Any provision in the Plan that is determined to violate the requirements of Section 409A shall be void and without effect.  In addition, any provision that is required to appear in the Plan in accordance with Section 409A that is not expressly set forth herein shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth.  The Company and the Administrative Committee shall have the authority to delay the commencement of all or a part of any payment to a Member under the Plan that could be paid prior to a date which is six months after the date of the Member’s separation from service if the Member is a “key employee” of the Company (as determined by the Company in accordance with procedures established by the Corporation that are consistent with Section 409A) to a date which is six months after the date of Member’s separation from service (and on such date the payments that would otherwise have been made during such six-month period shall be made), but only to the extent such delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that the Company and the Administrative Committee will take into account any transitional rules and exemption rules available under Section 409A.”

2.	The Plan is hereby amended by adding a new Section 4.10, reading as follows:

“4.10.  (a)  Any claim for benefits under the Plan shall be filed by the Member or beneficiary (“claimant”) on the form prescribed for such purpose with the Administrative Committee.  A decision on a claim shall be made within ninety (90) days after receipt of the claim by the Administrative Committee, unless special circumstances require an extension of time for processing, in which case a decision will be rendered within a reasonable period of time, but not later than ninety (90) days after receipt of the claim.

(b)  If a claim for benefits under the Plan is wholly or partially denied, notice of the decision shall be furnished to the claimant by the Administrative Committee within a reasonable period after receipt of the claim by the Administrative Committee.  Such notice shall be written in a manner calculated to be understood by the claimant and shall set forth:

(1) the specific reason or reasons for the denial;

(2) specific reference to the pertinent provision of the Plan upon which the denial is based;

(3) a description of any additional material or information necessary for the claimant to perfect the claim; and

(4) an explanation of the claim review procedure set forth below.

(c)  In order that a claimant may appeal a denial of a claim, the claimant or the claimant’s duly authorized representative may:

(1) request a review by written application to the Administrative Committee or its designate, no later than sixty (60) days after receipt by the claimant of written notification of denial of a claim;

(2) review pertinent Plan documents; and

(3) submit issues and comments in writing.

(d)  A decision on review of a denied claim shall be made not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than one hundred twenty (120) days after receipt of a request for review.  The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent provisions of the Plan on which the decision is based.”

3.	Section IX is hereby amended by adding the following to the end of the present Section:

“If upon termination of the Plan, the Company also terminates all other arrangements of the same type (within the meaning of Section 409A), covering all employees of the Company and the Company covenants not to adopt, and does not adopt, within three years following the date of such termination, any other arrangement of the same type as the Plan, the Administrative Committee shall direct the payment of the Member’s benefits.  Such payments shall be made in a lump sum (determined in the manner provided in Subsection 4.6) and shall not be made earlier than 12 months after the date of termination of the Plan (unless the Member is otherwise entitled to a distribution during such period) and shall be completed within 24 months after the date of termination.”

4.	Except as hereby expressly modified, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, Hancock Fabrics, Inc. has caused this Second Amendment to be executed by its duly authorized officer as of the date first written above.

HANCOCK FABRICS, INC.

By: